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Affymetrix Announces Preliminary Revenue for Second Quarter 2011

Santa Clara, Calif., July 6, 2011 - Affymetrix, Inc. (Nasdaq: AFFX) today reported that based on preliminary financial data, the Company expects total revenue for the second quarter of 2011 to be in the range of $64-65 million. The Company expects product revenue for the second quarter of 2011 to be approximately $58-59 million, including consumable sales of approximately $55 million and instrument sales of approximately $3.5 million. Service revenue is expected to be about $5 million and license and royalty revenue are expected to be about $1 million.

“During the second quarter we experienced decreased sales to academic customers across all regions, particularly in North America,” stated Andrew Last, executive vice president and chief commercial officer. “Our consumable revenue was down by about 10% from last year.”

“We are clearly disappointed with our revenue this quarter.” stated Tim Barabe, executive vice president and CFO. “However, we still expect to generate about $10 million in positive cash-flow for the second quarter and to have a net cash position of more than $155 million.”

The Company will provide further information when it reports second quarter 2011 results after the close of the market on Wednesday, July 27, 2011. Affymetrix’s management team will host a conference call on July 27, 2011 at 2:00 p.m. PT. A live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-4182, international: (201) 689-8345. The passcode for both replays is 375254.

About Affymetrix

Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government and nonprofit research institutes. More than 2,100 systems have been shipped around the world and more than 23,500 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Santa Clara, Cleveland, Ohio, and Singapore. The Company has about 900 employees worldwide and maintains sales and distribution operations across Europe, Asia, and Latin America. For more information about Affymetrix, please visit http://www.affymetrix.com.

Affymetrix has not filed the Form 10-Q for the second quarter of fiscal 2011. As a result, all financial results described in this press release should be considered preliminary, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the company is in a position to complete these filings.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risks that the actual results for the second quarter of 2011 will vary from the preliminary estimates reflected in this release; risks related to the adoption of our new products, risks related to past and future acquisitions; risks of the company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, manufacturing and product development; risks of personnel retention; uncertainties related to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2010, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.